Exhibit 21.1

SUBSIDIARIES OF AQUENTIUM, INC.

Aquentium de Mexico

Mexican SA de CV

Charis Energy Development, Inc.

Nevada corporation

Canby Group, Inc.

California corporation

Environmental Waste Management, Inc.

Nevada corporation

H.E.R.E. International, Inc.

Colorado corporation

USA Public Auction, Inc.

Nevada corporation